MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
                       OPERATIONS AND FINANCIAL CONDITION

Introduction

     On April 20, 1998 D.R. Horton, Inc. ("Horton") acquired Continental Homes Holding Corp. ("Continental"), a geographically diversified homebuilder, through the merger of Continental into Horton (the "Merger"). In the Merger, Horton issued approximately 15.5 million shares of its common stock, and Continental's outstanding convertible securities and options became convertible into or exercisable for an additional approximately 8.7 million shares. The Merger has been accounted for as a pooling of interests. Accordingly, Horton's financial information for prior periods has been restated to show the combined results of Horton and Continental. In the description of business that follows, the business of Continental has been combined with Horton as though Continental had been a part of Horton throughout the periods described. The combination of Horton and Continental described is referred to as the "Company".

Results of Operations

     The following tables set forth certain information regarding the Company's homebuilding operations.

                                                 Percentages of Revenue
                                                                Six Months Ended
                                      Year Ended September 30,      March 31,
                                      ------------------------  ----------------
                                       1995     1996     1997     1997     1998
                                      ------   ------   ------   ------   ------
Activities:
  Cost of sales......................  82.3     81.8     82.4     82.3     81.9
  Selling, general and
    administrative expenses..........  10.5     10.2     10.4     10.6     10.9
  Interest expense...................   0.8      0.7      0.7      0.7      0.6
                                       ----     ----     ----     ----     ----
Total costs and expenses.............  93.6     92.7     93.5     93.6     93.4
Other (income).......................  (0.2)    (0.2)    (0.3)    (0.3)    (0.2)
                                       ----     ----     ----     ----     ----
Income before income taxes
  - homebuilding.....................   6.6      7.5      6.8      6.7      6.8
                                       ====     ====     ====     ====     ====

                                                                  Year Ended September 30,
                                                 --------------------------------------------------------
                                                       1995                1996                1997
                                                 ----------------    ----------------    ----------------
                                                 Homes               Homes               Homes
Homes Closed                                     Closed   Percent    Closed   Percent    Closed   Percent
                                                 ------   -------    ------   -------    ------   -------
Mid-Atlantic (Charlotte, Greensboro,
   Greenville S.C., New Jersey, Raleigh/
   Durham, Suburban Washington D.C.)......         436      7.7 %      547      7.2 %      843      8.4 %
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis).............................         348      6.1        457      6.0        500      5.0
Southeast (Atlanta, Birmingham,
   Nashville, Orlando, Pensacola,
   South Florida).........................         436      7.7        719      9.4      1,583     15.8
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)..........       3,913     68.9      4,915     64.2      5,324     53.0
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego)....         543      9.6      1,013     13.2      1,788     17.8
                                                 -----    -----      -----    -----     ------    -----
                                                 5,676    100.0 %    7,651    100.0 %   10,038    100.0 %
                                                 =====    =====      =====    =====     ======    =====



                                                              Six Months Ended March 31,
                                                        -------------------------------------
                                                              1997                 1998
                                                        ----------------     ----------------
                                                        Homes                Homes
Homes Closed                                            Closed   Percent     Closed   Percent
                                                        ------   -------     ------   -------
Mid-Atlantic (Charleston, S.C.; Charlotte;
   Greensboro; Greenville, Hilton Head and Myrtle
   Beach, S.C.; New Jersey; Newport News;
   Raleigh/Durham; Richmond; Suburban
   Washington D.C. and Wilmington, N.C.)...........       267      6.4 %       672     11.6 %
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis)......................................       211      5.0         240      4.1
Southeast (Atlanta, Birmingham, Jacksonville,
   Nashville, Orlando, Pensacola, South Florida)...       539     12.8       1,067     18.5
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)...................     2,438     58.0       2,867     49.6
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego).............       750     17.8         937     16.2
                                                        -----    -----       -----    -----
                                                        4,205    100.0 %     5,783    100.0 %
                                                        =====    =====       =====    =====

                                                                  Year Ended September 30,
                                                 ----------------------------------------------------------
                                                       1995                 1996                1997
                                                 -----------------    -----------------    ----------------
                                                 Homes                Homes                Homes
New Sales Contracts                              Sold         $       Sold        $        Sold        $
                                                 -----    --------    -----    --------    -----   --------
                                                                       ($ in millions)
Mid-Atlantic (Charlotte, Greensboro,
   Greenville S.C., New Jersey, Raleigh/
   Durham, Suburban Washington D.C.)......         403    $  103.9      495    $  106.9      849   $  173.0
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis).............................         339        68.7      527       101.0      496       96.6
Southeast (Atlanta, Birmingham,
   Nashville, Orlando, Pensacola,
   South Florida).........................         458        77.5      796       120.5    1,705      253.3
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)..........       4,140       506.8    5,254       660.8    5,571      709.9
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego)....         640       133.7    1,360       265.5    1,930      362.9
                                                 -----    --------    -----    --------   ------   --------
                                                 5,980    $  890.6    8,432    $1,254.7   10,551   $1,595.7
                                                 =====    ========    =====    ========   ======   ========



                                                              Six Months Ended March 31,
                                                        --------------------------------------
                                                              1997                 1998
                                                        -----------------    -----------------
                                                        Homes                Homes
New Sales Contracts                                     Sold        $        Sold         $
                                                        ------   --------    ------   --------
                                                                    ($ in millions)
Mid-Atlantic (Charleston, S.C.; Charlotte;
   Greensboro; Greenville, Hilton Head and Myrtle
   Beach, S.C.; New Jersey; Newport News;
   Raleigh/Durham; Richmond; Suburban
   Washington D.C. and Wilmington, N.C.)...........       300    $   65.8      947    $  167.7
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis)......................................       229        44.4      425        81.1
Southeast (Atlanta, Birmingham, Jacksonville,
   Nashville, Orlando, Pensacola, South Florida)...       537        81.1    1,346       198.3
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)...................     2,500       320.3    3,288       432.1
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego).............       806       151.4    1,521       295.7
                                                        -----    --------    -----    --------
                                                        4,372    $  663.0    7,527    $1,174.9
                                                        =====    ========    =====    ========

                                                                  Year Ended September 30,
                                                 ----------------------------------------------------------
                                                       1995                 1996                1997
                                                 -----------------    -----------------    ----------------
Year End Sales Backlog                           Homes        $       Homes       $        Homes       $
                                                 -----    --------    -----    --------    -----   --------
                                                                       ($ in millions)
Mid-Atlantic (Charlotte, Greensboro,
   Greenville S.C., New Jersey, Raleigh/
   Durham, Suburban Washington D.C.)......         198    $   43.9      146    $   34.4      334   $   68.9
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis).............................         114        22.3      184        34.9      180       35.5
Southeast (Atlanta, Birmingham,
   Nashville, Orlando, Pensacola,
   South Florida).........................         276        45.8      353        51.1      697      101.3
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)..........       1,634       203.7    1,973       256.6    2,027      260.7
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego)....         271        53.1      618       127.4      723      142.8
                                                 -----    --------    -----    --------    -----   --------
                                                 2,493    $  368.8    3,274    $  504.4    3,961   $  609.2
                                                 =====    ========    =====    ========    =====   ========



                                                              Six Months Ended March 31,
                                                        --------------------------------------
                                                              1997                 1998
                                                        -----------------    -----------------
Sales Backlog                                           Homes       $        Homes        $
                                                        ------   --------    ------   --------
                                                                    ($ in millions)
Mid-Atlantic (Charleston, S.C.; Charlotte;
   Greensboro; Greenville, Hilton Head and Myrtle
   Beach, S.C.; New Jersey; Newport News;
   Raleigh/Durham; Richmond; Suburban
   Washington D.C. and Wilmington, N.C.)...........       361    $   84.7      879    $  159.7
Midwest (Chicago, Cincinnati,
   Kansas City, Minneapolis/St. Paul,
   St. Louis)......................................       202        38.2      365        71.4
Southeast (Atlanta, Birmingham, Jacksonville,
   Nashville, Orlando, Pensacola, South Florida)...       573        83.0      999       147.0
Southwest (Albuquerque, Austin,
   Dallas/Fort Worth, Houston,
   Phoenix, San Antonio, Tucson)...................     1,842       242.9    2,448       326.7
West (Denver, Las Vegas, Los
   Angeles, Salt Lake City, San Diego).............       637       120.7    1,307       260.2
                                                        -----    --------    -----    --------
                                                        3,615    $  569.5    5,998    $  965.0
                                                        =====    ========    =====    ========

Six Months Ended March 31, 1998 Compared to Six Months Ended March 31, 1997

     Revenues from homebuilding activities increased by 32.4% to $867.5 million for the six months ended March 31, 1998 from $655.0 million for the six months ended March 31, 1997. For the same period, the number of homes closed by the Company increased by 37.5% to 5,783 homes in 1998 from 4,205 homes in 1997. Home closings increased in all of the Company's market regions, with percentage increases ranging from 151.7% in the Mid-Atlantic region to 13.7% in the Midwest region. During the six months ended March 31, 1998 for which virtually no comparable activity occurred in the prior year, Torrey and Dobson together provided $122.6 million in revenues, with 828 homes closed. Excluding Torrey and Dobson, revenues for the six months ended March 31, 1998, increased 15.1% to $744.9 million. The average price of homes closed decreased 1.4% to $149,800 in 1998 from $152,000 in 1997 due partially to Torrey and Dobson, whose combined average home closing price was $147,600 for the 1998 period.

     New net sales contracts increased 72.2% to 7,527 homes for the six months ended March 31, 1998 from 4,372 for the six months ended March 31, 1997. The dollar amounts of new net sales contracts increased 77.2% to $1,174.9 million from $663.0 million for the six months ended March 31, 1997. Percentage increases in new net sales contracts ranging from 31.5% to 215.7% were achieved in the Company's market regions. New net sales for Torrey and Dobson during that part of the current six month period with no activity in the comparable year earlier period, amounted to $148.3 million (1,014 homes). Net of their effect, the dollar value of new net sales contracts increased by 56.0% to $1,026.6 million (6,513 homes) in the six months ended March 31, 1998. The average selling price of new sales contracts in 1998 was $156,100, up 3.0% from $151,600 in 1997.

     At March 31, 1998, the Company's backlog of sales contracts was $965.0 million (5,998 homes), a 69.4% increase over the comparable figure at March 31, 1997. The average price of homes in backlog was $160,900 at March 31, 1998, up 2.2% from $157,500 at March 31, 1997. The increase in the backlog was due in part to Dobson's backlog of 293 home sales contracts ($48.0 million), purchased in February, 1998.

     Cost of sales increased by 31.8% to $711.0 million for the six months ended March 31, 1998 from $539.3 million for the same period in 1997. Cost of sales as a percentage of total revenues decreased by 0.5%, to 81.1% in 1998, from 81.6% in 1997, due to improved gross margins in the Austin and California markets.

     Total selling, general and administrative (SG&A) expenses from homebuilding activities increased by 36.2%, to $94.2 million for the six months ended March 31, 1998, from $69.2 million for the same period in 1997. As a percentage of revenues, SG&A expenses increased to 10.9% in 1998 from 10.6% in 1997, due to increases in marketing costs and professional fees in the Continental Homes division.

     Interest expense increased to $5.7 million in 1998 from $4.8 million in 1997. The Company follows a policy of capitalizing interest only on inventory under construction or development. During the six months ended March 31, 1998, the Company expensed a greater portion of incurred interest and other financing costs due to increased levels of finished lots and homes. Capitalized interest and other financing costs are included in costs of sales at the time of home closings.

     Revenues from financing activities increased by 46.1%, to $8.6 million for the six months ended March 31, 1998, from $5.9 million for the same period in 1997, due to an increased volume of mortgage banking services. Selling, general, and administrative expenses from financing activities increased by 28.6%, to $5.8 million in 1998 from $4.5 million in 1997, due to the increase in volume.

SG&A expenses as a percent of financing revenues decreased to 67.0% in 1998 from 76.1% in 1997.

     Other income, which consists primarily of interest income associated with investment of temporary excess cash, increased to $3.1 million in 1998 from $2.4 million in 1997.

     The provision for income taxes increased 38.3%, to $24.8 million in 1998 from $17.9 million in 1997, corresponding to the increase in income before income taxes. The effective tax rate increased to 39.6% in 1998 from 39.4% in 1997 due primarily to an increase in the state income tax rates anticipated to be in effect in the current fiscal year.

Year Ended September 30, 1997 Compared to Year Ended September 30, 1996

     Revenues from homebuilding activities increased by 37.9% to $1,567.5 million in 1997 from $1,136.3 million in 1996. The number of homes closed by the Company increased by 31.2% to 10,038 homes in 1997 from 7,651 homes in 1996. Home closings increased in all of the Company's market regions, with percentage increases ranging from 120.2% in the Southeast region to 8.3% in the Southwest region. The increases in both revenues and homes closed were due in part to the February 1997 acquisition of Torrey. Since the date of the acquisition, Torrey closed 962 homes, with revenues totaling $140.8 million. For the year, Torrey comprised 9.6% of homes closed and 9.0% of the revenues generated. Excluding Torrey, revenues increased by 25.6% to $1,426.7 million. The average price of homes closed increased 3.9% to $152,600 in 1997 from $146,900 in 1996, due to changes in the geographic mix of homes closed within the Company and different price points in certain markets.

     New net sales contracts increased 25.1% to 10,551 homes in 1997 from 8,432 in 1996. Percentage increases in the dollar value of new net sales contracts ranging from 110.2% to 7.4% were achieved in four of the Company's five market regions, with a 4.4% decline experienced in the Midwest region. Since the date of its acquisition, Torrey's new net sales contracts amounted to $153.8 million (1,049 homes). Excluding Torrey, the Company's new net sales contracts were $1,441.9 million (9,502 homes), a 14.9% increase over 1996. The average selling price of new sales contracts in 1997 was $151,200, up 1.6% from the 1996 average selling price of $148,800.

     The Company was operating in 377 subdivisions at September 30, 1997, compared to 253 at September 30, 1996. At September 30, 1997, the Company's backlog of sales contracts was $609.2 million (3,961 homes), a 20.8% increase over the comparable figure at September 30, 1996. At September 30, 1997, Torrey held a sales contract backlog of $61.8 million (413 homes). Excluding Torrey, the Company's sales contract backlog at September 30, 1997, was $547.4 million (3,548 homes), up 8.5% from the prior year. The average sales price of homes in backlog was $153,800 at September 30, 1997, down 0.2% from $154,100 at September 30, 1996.

     Cost of sales increased by 39.0% to $1,292.6 million in 1997 from $930.1 million in 1996. The increase in cost of sales accompanied the increase in revenues. Cost of sales as a percentage of revenues increased by 0.6% to 82.4% in 1997 from 81.8% in 1996, due to competitive pressures causing lower gross margins in the Austin and California markets and the effects of purchase accounting adjustments requiring the Company to increase its basis in inventory acquired with Trimark, SGS and Torrey.

     Total selling, general and administrative (SG&A) expenses from homebuilding activities increased by 40.4% to $163.0 million in 1997 from $116.1 million in 1996. As a percentage of revenues, SG&A expenses increased to 10.4% in 1997 from 10.2% in 1996. Absent the SG&A costs associated with integrating the three acquisitions in 1997, SG&A costs would have decreased by 0.2% of revenues to 10.0% in 1997.

     Interest expense from homebuilding and financing activities increased to $10.9 million in 1997 from $9.2 million in 1996, primarily due to average interest-bearing debt growing at a faster pace than average amounts of inventory under construction and development. This is partially due to the three acquisitions during the year. The increased interest expense occurred despite a 12 basis point decline in the effective interest rate during the year, but was offset by a decrease in interest expense related to financing activities. The Company follows a policy of capitalizing interest only on inventory under construction or development. During both 1997 and 1996, the Company expensed the portion of incurred interest and other financing costs which could not be charged to inventory. Capitalized interest and other financing costs are included in costs of sales at the time of home closings.

     Revenues from financing activities decreased by 4.5% to $11.0 million in 1997 from $11.5 million in 1996 due to a sale of servicing rights that resulted in recognition of $0.9 million of income in 1996. Selling, general, & administrative expenses from financing activities increased by 24.3% to $8.7 million in 1997 from $7.0 million in 1996 due to startup expenses in new markets. This increase caused expenses as a percent of financing revenues to increase to 79.6% in 1997 from 61.2% in 1996.

     Other income, which consists primarily of interest income associated with investment of temporary excess cash, increased to $5.9 million in 1997 from $4.5 million in 1996.

     The provision for income taxes increased 19.6% to $43.8 million in 1997 from $36.6 million in 1996, due in part to the corresponding increase in income before income taxes. The effective tax rate decreased to 40.2% in 1997 from 40.8% in 1996 due to greater earnings in states with lower tax structures.

Year Ended September 30, 1996 Compared to Year Ended September 30, 1995

     Revenues from homebuilding activities increased by 31.7% to $1,136.3 million in 1996 from $862.8 million in 1995. The number of homes closed by the Company increased by 34.8% to 7,651 homes in 1996 from 5,676 homes in 1995. Home closings increased in all of the Company's market regions, with percentage increases ranging from 25.5% in the Mid-Atlantic region to 86.6% in the West region. Of the 34.8% increase in 1996 home closings, 5.7% was the result of acquisitions made in Greensboro and Birmingham in the last quarter of 1995. The 1996 increase in revenues was achieved in spite of a 1.3% decrease in the average price of homes closed, to $146,900 in 1996 from $148,800 in 1995. The decrease was due to changes in the geographic mix of homes closed within the Company and different price points in certain markets.

     New net sales contracts increased 41.0% to 8,432 homes in 1996 from 5,980 in 1995. Percentage increases in the dollar value of new net sales contracts ranging from 98.6% to 2.9% were achieved in the Company's market regions. The 1996 average sales price was $148,800 compared to $148,900 in 1995.

     The Company was operating in 253 subdivisions at September 30, 1996, compared to 239 at September 30, 1995. At September 30, 1996, the Company's backlog of sales contracts was 3,274 homes, a 31.3% increase over the comparable figure at September 30, 1995. The average sales price of homes in backlog increased to $154,100 at September 30, 1996, from $147,900 at September 30, 1995.

     Cost of sales increased by 31.0% to $930.1 million in 1996 from $710.0 million in 1995. As a percentage of homebuilding revenues, cost of sales decreased by 0.5% to 81.8% in 1996 from 82.3% in 1995. This improvement resulted from good market conditions during the year, proactive efforts to maintain sales prices and control costs, and higher margins on homes closed on internally developed lots.

     Total selling, general and administrative (SG&A) expense from homebuilding activities increased by 27.8% to $116.1 million in 1996 from $90.9 million in 1995. The increase in SG&A expense was due largely to the increases in sales and construction activity required to sustain the higher levels of revenues. SG&A expense as a percentage of revenues decreased by 0.3% to 10.2% in 1996 from 10.5% in 1995, as the Company was successful in controlling its variable overhead costs while the revenue increase offset more fixed costs.

     Total interest expense from homebuilding and financing activities increased to $9.2 million in 1996, from $8.9 million in 1995, caused by average interest-bearing debt growing at a slightly faster pace than the average amount of inventory under construction and development. The Company follows a policy of capitalizing interest only on inventory under construction or development. During both 1996 and 1995, a portion of incurred interest and other financing costs could not be charged to inventory and was expensed. Capitalized interest and other financing costs are included in cost of sales at the time of home closings.

     Revenues from financing activities increased by 71.2% to $11.5 million in 1996 from $6.7 million in 1995. This increase was due in part to a sale of servicing rights that resulted in recognition of $0.9 million of income in 1996, as well as increases in the percentage of customers utilizing the Company's mortgage banking services. Selling, general, and administrative expenses from financing activities increased by 24.6% to $7.0 million in 1996 from $5.6 million in 1995 due to the increase in volume. Efficiencies were realized that caused expenses as a percent of financing revenues to decrease to 61.2% in 1996 from 84.1% in 1995.

     Other income, which consists primarily of interest income associated with investment of temporary excess cash, increased to $4.5 million in 1996, from $4.0 million in 1995.

     In the fourth quarter of 1996, the Company recorded an extraordinary loss, net of taxes, of approximately $6.9 million related to the repurchase of 12%
Senior Notes due in 1999. The loss related primarily to the tender offer premium.

     The provision for income taxes increased 54.9% to $36.6 million in 1996 from $23.7 million in 1995, due in part to the corresponding increase in income before income taxes. The effective tax rate remained at 40.8% in both 1996 and 1995.

Financial Condition, Liquidity and Capital Resources

     At March 31, 1998 the Company had available cash and cash equivalents of $91.3 million. Inventories (including finished homes and construction in progress, developed residential lots and other land) at March 31, 1998 increased by $205.1 million from September 30, 1997, partially due to the acquisition of
C. Richard Dobson Builders, Inc. ("Dobson"), whose assets consisted primarily of inventories. Inventories also increased due to a general increase in business activity and the expansion of operations in all of the Company's market areas. The inventory increase and the acquisition of Dobson were financed by borrowing under the revolving credit facility. As a result, the Company's ratio of notes payable to total capital increased to 64.5% at March 31, 1998, from 60.3% at September 30, 1997. The stockholders' equity to total assets ratio decreased during the six months, to 30.8% at March 31, 1998, from 34.3% at September 30, 1997.

     During fiscal 1998, the Company's Board of Directors has declared two quarterly cash dividends of $ .0225 per common share, the last of which was paid on May 15, 1998, to stockholders of record on April 29, 1998.

     In February, 1998, the Company completed the acquisition of all of the outstanding capital stock of Dobson, and certain of its affiliated companies, for $23.4 million. Dobson's assets, primarily inventories, amounted to approximately $64.9 million. Total liabilities assumed amounted to approximately $52.5 million, including notes payable of $49.0 million, which were paid at closing. The Dobson acquisition was accounted for as a purchase.

     On April 20, 1998, in the Merger, approximately 15.5 million shares of Horton common stock were exchanged for all of the Continental common stock outstanding, based upon an exchange ratio of 2.25. As restated at March 31, 1998, combined consolidated stockholders' equity is $465.1 million. At time of the Merger, the Company assumed Continentals' existing public debt, consisting of $150 million 10% senior notes due 2006, and $86.1 million in 6 7/8% convertible subordinated notes due 2002. As a result of the Merger, the $150 million 10% senior notes may be put to the Company at 101% of par value through June 18, 1998, under terms of the change of control provisions in the indenture for the notes. Should these notes be submitted for redemption, they would be repaid with borrowings under the revolving credit facility. The convertible notes may be exchanged for Horton common stock at the rate of 94.73625 shares for each $1,000 principal amount at any time prior to maturity. The convertible notes are redeemable in whole or in part at the option of the Company at any time on or after November 1, 1998, at redemption prices decreasing from 103.438%.

     On April 21, 1998, the Company increased and restructured its unsecured bank credit facility, to $825 million, consisting of a $775 million four-year revolving loan and a $50 million four-year letter of credit facility. At March 31, 1998, the Company had outstanding debt of $846.1 million, of which $437.1 million represented advances under the bank credit facilities that existed at that time. After giving effect to the Continental merger, and under the debt covenants associated with the restructured credit facility, the Company had additional borrowing capacity approximating $300 million at March 31, 1998. The Company has entered into multi-year interest rate swap agreements totaling $200 million that fix the interest rate on a portion of the variable rate bank debt.

     In May, 1998, the Company purchased the principal assets (approximately $5.3 million, primarily inventories) of Mareli Development and Construction, L.L.C., for $1.1 million in cash and the assumption of $4.7 million in trade accounts and notes payable associated with the acquired assets. The Mareli acquisition is being accounted for as a purchase.

     The Company's rapid growth and acquisition strategy require significant amounts of capital. It is anticipated that future home construction, lot and land purchases and acquisitions will be funded through internally generated funds and new and existing borrowing relationships. The Company has a currently effective shelf registration statement for debt securities and common and preferred stock with a remaining capacity of $100 million. Market conditions will determine when and whether the Company sells any securities using the balance of this registration statement. The Company continuously evaluates its capital structure and, in the future, may seek to further increase unsecured debt and obtain additional equity to fund ongoing operations as well as to pursue additional growth opportunities.

     Except for ordinary expenditures for the construction of homes, the acquisition of land and lots for development and sale of homes, at March 31, 1998, the Company had no material commitments for capital expenditures.

Inflation

     The Company, as well as the homebuilding industry in general, may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. Inflation also increases the Company's financing, labor and material costs. In addition, higher mortgage interest rates significantly affect the affordability of permanent mortgage financing to prospective homebuyers. The Company attempts to pass through to its customers any increases in its costs through increased sales prices and, to date, inflation has not had a material adverse effect on the Company's results of operations. However, there is no assurance that inflation will not have a material adverse impact on the Company's future results of operations.

Safe Harbor Statement

     Certain statements contained herein, as well as statements made by the Company in periodic press releases and oral statements made by the Company's officials to analysts and stockholders in the course of presentations about the Company may be construed as "Forward-Looking Statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may involve unstated risks, uncertainties and other factors that may cause actual results to differ materially from those initially anticipated. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in costs of material, supplies and labor and general competitive conditions.

            SUPPLEMENTAL FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page




Report of Independent Auditors .............................................. 26

Supplemental Consolidated Balance Sheets, September 30, 1996
and 1997 and March 31, 1998.................................................. 28

Supplemental Consolidated Statements of Income for the three years ended September 30, 1997, and the six months ended
March 31, 1997 and 1998...................................................... 29

Supplemental Consolidated Statements of Stockholders' Equity
for the three years ended September 30, 1997, and the six months ended March 31, 1998......................................................... 30

Supplemental Consolidated Statements of Cash Flows for the
three years ended September 30, 1997, and the six months ended
March 31, 1997 and 1998 ..................................................... 31

Notes to Supplemental Consolidated Financial Statements...................... 32

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
D.R. Horton, Inc.


     We have audited the supplemental consolidated balance sheets of D.R. Horton, Inc. and subsidiaries (formed as a result of the consolidation of D.R. Horton, Inc. and subsidiaries ("Horton") and Continental Homes Holding Corp. ("Continental")) as of September 30, 1997 and 1996 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Horton and Continental on April 20, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of D.R. Horton, Inc. and subsidiaries. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Continental for the fiscal years ended May 31, 1996 and 1995, included in the September 1996 and 1995 supplemental consolidated financial statements, which statements reflect total assets constituting 52% of the related 1996 supplemental consolidated financial statement total, and which reflect net income constituting approximately 41% and 40% of the related supplemental consolidated financial statement totals for the fiscal years ended in 1996 and 1995, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Continental, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of D.R. Horton, Inc. and subsidiaries, at September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, after giving retroactive effect to the merger of Continental, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


                                                           /s/ Ernst & Young LLP


Fort Worth, Texas
May 12, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Continental Homes Holding Corp.:

     We have audited the accompanying consolidated balance sheet of Continental Homes Holding Corp. (a Delaware corporation) and subsidiaries (the Company) as of May 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Continental Homes Holding Corp. and subsidiaries as of May 31, 1996, and the results of their operations and their cash flows for each of the two years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.


                                                         /s/ Arthur Andersen LLP

Phoenix, Arizona
June 19, 1996

                        D.R. HORTON, INC. & SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                 September 30,         March 31,
                                                            -----------------------   ----------
                                                               1996         1997         1998
                                                            ----------   ----------   ----------
                                                                         (In thousands)
                                                                                      (Unaudited)
                                     ASSETS
Homebuilding:
  Cash..................................................... $   68,064   $   78,228   $   91,278
  Inventories..............................................
    Finished homes and construction in progress............    389,606      531,941      656,527
    Residential lots - developed and under development.....    268,407      479,553      559,433
    Land held for development..............................     32,150       12,774       13,452
                                                            ----------   ----------   ----------
                                                               690,163    1,024,268    1,229,412

  Property and equipment (net).............................      7,902       16,988       24,679
  Earnest money deposits and other assets..................     38,376       56,420       73,841
  Excess of costs over assets acquired (net)...............     16,000       37,717       49,409
                                                            ----------   ----------   ----------
                                                               820,505    1,213,621    1,468,619

Financing:
  Mortgage loans held for sale.............................     20,350       34,072       38,897
  Other assets.............................................        492          630          478
                                                            ----------   ----------   ----------
                                                                20,842       34,702       39,375
                                                            ----------   ----------   ----------
                                                            $  841,347   $1,248,323   $1,507,994
                                                            ==========   ==========   ==========

                                   LIABILITIES
Homebuilding:
  Accounts payable and other liabilities................... $  108,878   $  165,309   $  189,777
  Notes payable............................................    414,872      632,552      828,855
                                                            ----------   ----------   ----------
                                                               523,750      797,861    1,018,632
Financing:
  Notes payable............................................      5,359       18,188       17,291
  Other liabilities........................................        854          506        3,471
                                                            ----------   ----------   ----------
                                                                 6,213       18,694       20,762
                                                            ----------   ----------   ----------
                                                               529,963      816,555    1,039,394
                                                            ----------   ----------   ----------

Minority Interest..........................................      4,797        3,902        3,499
                                                            ----------   ----------   ----------

                              STOCKHOLDERS' EQUITY

Preferred stock, $.10 par value, 30,000,000 shares
 authorized, no shares issued..............................         --           --          --
Common stock, $.01 par value, 100,000,000 shares
 authorized, 48,095,465 shares at September 30, 1996,
 52,749,527 at September 30, 1997 and 52,909,743
 (unaudited) at March 31, 1998, issued and
 outstanding...............................................        481          527          529
Additional capital.........................................    219,640      268,631      270,321
Retained earnings..........................................     86,466      158,708      194,251
                                                            ----------   ----------   ----------
                                                               306,587      427,866      465,101
                                                            ----------   ----------   ----------
                                                            $  841,347   $1,248,323   $1,507,994
                                                            ==========   ==========   ==========



    See accompanying notes to supplemental consolidated financial statements

                       D.R. HORTON, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                                          Six Months Ended
                                                   Year Ended September 30,                    March 31,
                                           ---------------------------------------    -------------------------
                                              1995           1996          1997          1997           1998
                                           ----------     ----------    ----------    ----------     ----------
                                                         (In thousands, except earnings per share)
                                                                                             (Unaudited)
Homebuilding:
Revenues
  Home sales............................   $  852,106     $1,124,409    $1,532,691    $  639,163     $  866,430
  Land/lot sales........................       10,658         11,844        34,764        15,867          1,083
                                           ----------     ----------    ----------    ----------     ----------
                                              862,764      1,136,253     1,567,455       655,030        867,513
Cost of Sales
  Homes Sales...........................      699,030        918,152     1,259,045       524,536        710,145
  Land/lot sales........................       10,958         11,907        33,539        14,751            836
                                           ----------     ----------    ----------    ----------     ----------
                                              709,988        930,059     1,292,584       539,287        710,981
Gross profit
  Home Sales............................      153,076        206,257       273,646       114,627        156,285
  Land/lot sales........................         (300)           (63)        1,225         1,116            247
                                           ----------     ----------    ----------    ----------     ----------
                                              152,776        206,194       274,871       115,743        156,532
Selling, general and
 administrative expense.................       90,857        116,107       163,034        69,154         94,157
                                           ----------     ----------    ----------    ----------     ----------
Operating income from homebuilding......       61,919         90,087       111,837        46,589         62,375

Interest expense........................        6,581          7,456        10,234         4,611          5,068
Other (income)..........................       (1,417)        (2,414)       (4,536)       (1,776)        (2,053)
                                           ----------     ----------    ----------    ----------     ----------
Income before income
 taxes - homebuilding ..................       56,755         85,045       106,139        43,754         59,360

Financing:
Fees....................................        6,707         11,481        10,967         5,916          8,643
Selling, general and
 administrative expense.................        5,639          7,028         8,733         4,501          5,790
                                           ----------     ----------    ----------    ----------     ----------
Operating income from financing.........        1,068          4,453         2,234         1,415          2,853
Interest expense........................        2,360          1,785           664           216            645
Other (income)..........................       (2,559)        (2,101)       (1,396)         (574)        (1,054)
                                           ----------     ----------    ----------    ----------     ----------
Income before income taxes - financing..        1,267          4,769         2,966         1,773          3,262
                                           ----------     ----------    ----------    ----------     ----------
Income before income taxes &
 extraordinary loss.....................       58,022         89,814       109,105        45,527         62,622
Provision for income taxes..............       23,662         36,648        43,821        17,938         24,806
                                           ----------     ----------    ----------    ----------     ----------
Income from continuing operations.......       34,360         53,166        65,284        27,589         37,816
Extraordinary loss:
  Loss on extinguishment of debt,
  net of taxes of $4,807 in 1996
  and $233 in 1997......................           --         (6,918)         (322)           --             --
                                           ----------     ----------    ----------    ----------     ----------
Net income..............................   $   34,360     $   46,248    $   64,962    $   27,589     $   37,816
                                           ==========     ==========    ==========    ==========     ==========
Earnings per common share:
   Income from continuing operations....   $     0.80     $     1.15    $     1.29    $     0.57     $     0.72
   Extraordinary loss...................   $       --     $    (0.15)   $    (0.01)   $       --     $       --
   Net income...........................   $     0.80     $     1.00    $     1.28    $     0.57     $     0.72

Earnings per common share assuming dilution:
   Income from continuing operations....   $     0.77     $     1.07    $     1.16    $     0.51     $     0.64
   Extraordinary loss...................   $       --     $    (0.14)   $    (0.01)   $       --     $       --
   Net income...........................   $     0.77     $     0.93    $     1.15    $     0.51     $     0.64

    See accompanying notes to supplemental consolidated financial statements.

                       D.R. HORTON, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                  Total
                                                    Common     Additional        Retained      Stockholders'
                                                     Stock       Capital         Earnings         Equity
                                                   ---------   ------------    ------------    -------------
                                                                       (In thousands)
Balances at October 1, 1994......................  $    322    $   132,988     $    49,803     $    183,113

  Net income.....................................        --             --          34,360           34,360
   Exercise of stock options (132,150 shares)....         1            820              --              821
   Repurchase of common stock....................        --           (556)             --             (556)
   Issuances under D.R. Horton, Inc.
     employee benefit plans (20,549 shares)......        --            208              --              208
   Stock dividend................................        15         17,181         (17,196)              --
   Stock split...................................        73            (73)             --               --
   Cash dividends paid to Continental
     stockholders................................        --             --          (1,394)          (1,394)
                                                   ---------   ------------    ------------    -------------
Balances at September 30, 1995...................       411        150,568          65,573          216,552

  Net income.....................................        --             --          46,248           46,248
   Stock sold through public offering
      (4,375,000 shares).........................        44         43,149              --           43,193
   Exercise of stock options (277,315 shares)....         2          1,689              --            1,691
   Issuances under D.R. Horton, Inc.
      employee benefit plans (29,300 shares).....        --            296              --              296
   Stock dividend................................        24         23,938         (23,963)              (1)
   Cash dividends paid to Continental
     stockholders................................        --             --          (1,392)          (1,392)
                                                   ---------   ------------    ------------    -------------
Balances at September 30, 1996...................       481        219,640          86,466          306,587

  Continental's net income for the period from
        June 1, 1996 through September 30, 1996..        --             --          11,150           11,150

  Net income.....................................        --             --          64,962           64,962
   Stock sold through public offering
      (3,838,800 shares).........................        37         39,909              --           39,946
   Stock issued as partial consideration for
      acquisition (844,444 shares)...............         8          9,142              --            9,150
   Exercise of stock options (289,930 shares)....         3          2,256              --            2,259
   Issuances under D.R. Horton, Inc.
      employee benefit plans (33,350 shares).....        --            310              --              310
   Repurchase of common stock....................        (2)        (2,626)             --           (2,628)
   Cash dividends................................        --             --          (3,870)          (3,870)
                                                   ---------   ------------    ------------    -------------
Balances at September 30, 1997...................       527        268,631         158,708          427,866

  Net income  (unaudited)........................        --             --          37,816           37,816
  Exercise of stock options (142,424 shares)
   (unaudited)...................................         2          1,539              --            1,541
  Issuances under D.R. Horton, Inc.
   employee benefit plans (1,277 shares)
   (unaudited)...................................        --             24              --               24
  Conversion of convertible subordinated notes
   (unaudited)...................................        --            127              --              127
  Cash dividends (unaudited).....................        --             --          (2,273)          (2,273)
                                                   ---------   ------------    ------------    -------------
Balances at March 31, 1998 (unaudited)...........  $    529    $   270,321     $   194,251     $    465,101
                                                   =========   ============    ============    =============


    See accompanying notes to supplemental consolidated financial statements

                       D.R. HORTON, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             Year Ended September 30,                     March 31,
                                                    -----------------------------------------    --------------------------
                                                        1995           1996           1997           1997           1998
                                                    -----------    -----------    -----------    -----------    -----------
                                                                   (In thousands, except earnings per share)
                                                                                                        (Unaudited)
OPERATING ACTIVITIES
Net income........................................  $   34,360     $   46,248     $   64,962     $   27,589     $   37,816
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization...................       5,075          5,773          7,660          3,250          4,856
  Extraordinary loss on extinguishment of debt....          --         11,725            555             --             --
  Expense associated with issuance of stock
   under employee benefit plans...................         208            229            306            100            329
Changes in operating assets and liabilities:
  Increase in inventories.........................    (109,374)      (110,879)      (171,645)      (111,257)      (146,724)
  (Increase) decrease in earnest money deposits
     and other assets.............................      (6,218)        15,239        (25,800)       (20,076)       (18,702)
  Increase in accounts payable and other
     liabilities..................................       2,010         23,859         22,572         11,231         23,527
                                                    -----------    -----------    -----------    -----------    -----------
NET CASH USED IN OPERATING ACTIVITIES............      (73,939)        (7,806)      (101,450)       (89,163)       (98,898)
                                                    -----------    -----------    -----------    -----------    -----------

INVESTING ACTIVITIES
  Net purchase of property and equipment..........      (3,452)        (3,248)        (6,894)        (4,526)        (8,131)
  Net cash paid for acquisitions..................     (23,451)        (2,075)       (53,950)       (42,860)       (25,575)
                                                    -----------    -----------    -----------    -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES.............     (26,903)        (5,323)       (60,844)       (47,386)       (33,706)
                                                    -----------    -----------    -----------    -----------    -----------

FINANCING ACTIVITIES
  Proceeds from notes payable.....................     282,816        238,987        222,680        160,157        178,151
  Repayment of notes and bonds payable............    (188,857)      (285,713)      (231,944)       (77,497)       (31,785)
  Retirement of notes and bonds payable...........      (3,027)      (158,563)       (11,557)            --             --
  Issuance of Convertible Subordinated Notes......          --         83,279             --             --             --
  Issuance of Senior Notes payable................          --        125,925        167,416         20,175             --
  Repurchase of stock.............................        (556)            --         (2,628)        (1,922)            --
  Proceeds from common stock offerings and stock
   associated with certain employee benefit plans.          --         43,260         39,950         36,403             --
  Proceeds from exercise of stock options.........         821          1,690          2,117            885          1,561
  Cash dividends paid.............................      (1,394)        (1,392)        (3,523)        (1,344)        (2,273)
                                                    -----------    -----------    -----------    -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........      89,803         47,473        182,511        136,857        145,654
                                                    -----------    -----------    -----------    -----------    -----------
INCREASE (DECREASE) IN CASH.......................     (11,039)        34,344         20,217            308         13,050
  Cash at beginning of period.....................      44,759         33,720         58,011         58,011         78,228
                                                    -----------    -----------    -----------    -----------    -----------
  Cash at end of period...........................  $   33,720     $   68,064     $   78,228     $   58,319     $   91,278
                                                    ===========    ===========    ===========    ===========    ===========
Supplemental cash flow information:
  Interest paid...................................  $    8,911     $    9,221     $    9,915     $    4,558     $    5,801
                                                    ===========    ===========    ===========    ===========    ===========
  Income taxes paid...............................  $   27,875     $   32,573     $   47,563     $   19,193     $   29,716
                                                    ===========    ===========    ===========    ===========    ===========


    See accompanying notes to supplemental consolidated financial statements

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business: D. R. Horton, Inc. (the Company) is a national builder that is engaged primarily in the construction and sale of single-family housing in the United States. The Company designs, builds and sells single-family houses on lots developed by the Company and on finished lots which it purchases, ready for home construction. Periodically, the Company sells lots it has developed. The Company also provides title agency and mortgage brokerage services to its homebuyers.

     Merger: On April 20, 1998, the Company and Continental Homes Holding Corp. (Continental) consummated a merger pursuant to which Continental was merged into the Company, with 2.25 shares of the Company common shares exchanged for each outstanding share of Continental. Approximately 15,459,500 Horton common shares were issued to effect the merger. The merger with Continental was treated as a pooling of interests for accounting purposes. Therefore, all financial amounts have been presented as if Continental and the Company had been combined at the earliest period presented. The supplemental consolidated financial statements will become the historical consolidated financial statements of the Company upon the issuance of financial statements for the period that includes the date of the merger.

     Prior to the merger, Continental had a fiscal year end of May 31, and accordingly, the Continental consolidated balance sheet as of May 31, 1996 has been combined with the Company's balance sheet as of September 30, 1996. The Continental statements of income, stockholders' equity and cash flows for the years ended May 31, 1995 and 1996 have been combined with the Company's statements of income, stockholders' equity and cash flows for the fiscal years ended September 30, 1995 and 1996, respectively. Continental's 1997 balance sheet and the related statements of income, stockholders' equity and cash flows have been conformed to the Company's fiscal year end of September 30, 1997.

     As permitted by regulations of the Securities and Exchange Commission, Continental's four-month period ended September 30, 1996, has been omitted from the financial statements. Continental's revenues, cost of sales, income before taxes and net income for this four month period were $234.4 million, $191.6 million, $18.8 million and $11.2 million, respectively.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are:

                                                Year Ended September 31,
                                         --------------------------------------
                                            1995          1996          1997
                                         ----------    ----------    ----------
Revenue
    D.R. Horton, Inc...................  $  437,388    $  547,336    $  837,280
    Continental........................     425,376       588,917       730,175
                                         ----------    ----------    ----------
    Combined...........................  $  862,764    $1,136,253    $1,567,455
                                         ==========    ==========    ==========
Net Income
    D.R. Horton, Inc...................  $   20,539    $   27,379    $   36,204
    Continental........................      13,821        18,869        28,758
                                         ----------    ----------    ----------
    Combined...........................  $   34,360    $   46,248    $   64,962
                                         ==========    ==========    ==========
Extraordinary loss, net
    D.R. Horton, Inc...................  $       --    $       --    $       --
    Continental........................          --        (6,918)         (322)
                                         ----------    ----------    ----------
    Combined...........................  $       --    $   (6,918)   $     (322)
                                         ==========    ==========    ==========

     Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

     Interim financial information: The financial information as of and for the six months ended March 31, 1998 and 1997 is unaudited. This financial information reflects all adjustments (including all normal recurring accruals) which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for these periods.

     Accounting Principles: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

     Statements of Financial Accounting Standards: Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("FAS 123"), issued in October 1995, establishes financial accounting and reporting standards for stock-based employee compensation plans. The Company adopted this Standard in fiscal 1996. As permitted by FAS 123, the Company has elected to continue to use Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations, in accounting for its Stock Incentive Plan. Refer to Note F.

     FAS 131 "Disclosure about Segments of an Enterprise and Related Information", issued in June 1997, establishes annual and interim reporting requirements for an enterprise's operating segments and related disclosures about its products and services, geographical areas in which it operates and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997, with earlier application permitted. Adoption of FAS 131 is not expected to materially impact the Company.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     Cash: The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents. Amounts in transit from title companies for home closings are included in cash.

     Cost of Sales: Cost of sales includes home warranty costs, purchased discounts for customer financing, and sales commissions paid to third parties.

     Excess of Cost Over Net Assets Acquired: The excess of amounts paid for business acquisitions over the net fair value of the assets acquired and liabilities assumed is amortized using the straight-line method over periods ranging from five to twenty five years. Additional consideration paid in subsequent periods under the terms of purchase agreements are included as acquisition costs. Amortization expense was $1,573,000, $1,589,000 and $2,296,000 in 1995, 1996 and 1997, respectively. Accumulated amortization was $6,677,000 and $9,545,000 at September 30, 1996 and 1997, respectively.

     Estimated Fair Value of Financial Instruments: The estimated fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The carrying amounts of cash and cash equivalents and trade payables approximate fair value because of the short maturity of these financial instruments. At September 30, 1997, the estimated fair value of the Company's debt approximated $662.7 million and the fair market value of the net obligation under the interest rate swap agreement approximated $1.9 million.

     Fair value estimates are made at specific points in time based on relevant market information and information about the financial instrument. These estimates are subjective in nature, involve matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

     Interest.   The  Company   capitalizes   interest  during  development  and
construction. Capitalized interest is charged to cost of sales as the related inventory is delivered to the home buyer. Interest costs are (in thousands):

                                                   Year Ended September 30,
                                               --------------------------------
                                                 1995        1996        1997
                                               --------    --------    --------

  Capitalized interest, beginning of year....  $  7,282    $ 13,661    $ 18,004
  Interest incurred..........................    31,695      37,257      50,505

  Interest expensed
    Directly - Homebuilding only.............    (6,581)     (7,456)    (10,234)
    Amortized to cost of sales...............   (18,735)    (25,670)    (29,323)
                                               --------    --------    --------
  Capitalized interest, end of year..........  $ 13,661    $ 17,792    $ 28,952
                                               ========    ========    ========

     Inventories: Finished inventories are stated at the lower of accumulated cost or fair value less costs to sell. Inventories under development or held for development are stated at accumulated costs, unless such costs would not be recovered from the cash flows generated by future disposition. In this instance, such inventories are measured at fair value, less costs of disposal.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     Sold units are expensed on a specific identification basis as cost of sales. Included in inventories are related interest and property taxes which are capitalized in inventory during the development and construction periods.
Residential lots are transferred to construction in progress when building permits are requested. Land and development costs are allocated to individual lots on a prorata basis.

     Earnings Per Share: In 1997, the Financial Accounting Standards Board issued FAS 128 that replaced previously reported primary and fully diluted earnings per share with basic and diluted earnings per share.

     Basic earnings per share is based upon the weighted average number of shares of common stock outstanding during each year.

     Diluted earnings per share is based upon the weighted average number of shares of common stock outstanding during each year, adjusted for the effects of dilutive securities.

     Earnings per share amounts for all periods presented have been restated for FAS 128.

     The following table sets forth the computation of basic and diluted earnings per share (in thousands):

                                                                                  Six Months Ended
                                                   Year Ended September 30,           March 31,
                                                -----------------------------    ------------------
                                                  1995       1996       1997       1997       1998
                                                -------    -------    -------    -------    -------
                                                                                     (Unaudited)
Numerator:
  Income from continuing operations.........    $34,360    $53,166    $65,284    $27,589    $37,816

  Effect of dilutive securities:
         6 7/8% convertible subordinated
         notes, net.........................      1,604      2,778      3,498      1,750      1,748
                                                -------    -------    -------    -------    -------

  Numerator for diluted earnings per
         share after assumed conversions....    $35,964    $55,944    $68,782    $29,339    $39,564
                                                =======    =======    =======    =======    =======

Denominator:
  Denominator for basic earnings per
         share - weighted-average shares....     42,973     46,398     50,580     48,486     52,812

  Effect of dilutive securities:
         6 7/8% convertible subordinated
         notes..............................      3,350      5,603      8,172      8,138      8,264
         Employee stock options.............        378        528        568        536      1,117
                                                -------    -------    -------    -------    -------

         Denominator for diluted earnings
         per share - adjusted weighted
         average shares and assumed
         conversions........................     46,701     52,529     59,320     57,160     62,193
                                                =======    =======    =======    =======    =======

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     Minority Interest: During fiscal 1996, the Company entered into a joint venture to develop an age restricted community. The Company contributed cash and the joint venture partners contributed assets (primarily land). The Company is entitled to 55% of the profits and/or losses and is the managing partner of the joint venture. Due to the control that the Company exercises, it has consolidated the financial position and results of operations of the joint venture. The partners' equity position is disclosed as a minority interest in the accompanying consolidated balance sheets.

     Property and Equipment: Property and equipment, including model home furniture, are stated on the basis of cost. Major renewals and improvements are capitalized. Repairs and maintenance are expensed as incurred. Depreciation generally is provided using the straight-line method over the estimated useful life of the asset. Accumulated depreciation was $9,715,000 and $12,847,000 as of September 30, 1996 and 1997, respectively.

     Revenue Recognition: Revenue generally is recognized at the time of the closing of a sale, when title to and possession of the property transfer to the buyer.

     Mortgage loans: Mortgage loans held for sale are stated at the lower of cost or market which approximates the fair value. The mortgage banking notes payable bear interest at a rate indexed to the prime rate, therefore, the carrying amounts of the outstanding borrowings at September 30, 1997 and 1996 approximate fair value.

NOTE B - NOTES PAYABLE

                                                                        September 30,
                                                                    ----------------------
                                                                      1996         1997
                                                                    ---------    ---------
                                                                         (In thousands)
HOMEBUILDING:
  Unsecured:
    Banks:
      $200 million syndicated term credit facility,
        maturing June, 2002, variable rates.....................    $ 100,000    $ 200,000
      $400 million syndicated revolving credit facility,
        maturing June, 2001, variable rates.....................       58,600           --
      $25 million revolving line of credit, payable on demand
        with six months notice, variable rates..................        4,000        1,000
      $140 million line of credit, maturing November 1999,
        variable rates..........................................           --       30,500

      8 3/8% Senior Notes, due 2004, net........................           --      147,370
      10% Senior Notes, due 2006, net...........................      128,028      148,462
      6 7/8% convertible subordinated notes, due 2002...........       86,250       86,250
  Other secured.................................................       37,994       18,970
                                                                    ---------    ---------
                                                                    $ 414,872    $ 632,552
                                                                    =========    =========

FINANCING:
    Mortgage warehouse line payable to bank, secured............    $   5,359    $  18,188
                                                                    =========    =========

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     On May 21, 1997, the Company filed a universal shelf registration statement with the Securities and Exchange Commission for up to $250 million of the Company's debt and equity securities. The universal shelf registration provides that securities may be offered from time to time in one or more series and in the form of senior, senior subordinated or subordinated debt, preferred stock and/or common stock. On June 9, 1997, the Company utilized this universal shelf registration to issue $150 million of 8 3/8% senior unsecured notes at 98.419%. The 8 3/8% Senior Notes, which are due June 15, 2004, with interest payable semi-annually, represent unsecured obligations of the Company. The 8 3/8% Senior Notes are not redeemable except that 35% of the amount originally issued can be redeemed with proceeds of a public equity offering by the Company at a redemption price of 108.375% through June 15, 2000.

     In April 1996, the Company issued $130,000,000 principal amount of 10% Senior Notes due April 15, 2006. In January 1997, the Company issued an additional $20,000,000 principal amount of its 10% Senior Notes due April 15, 2006. The 10% Senior Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2001 at redemption prices decreasing from 105%.

     Both series of the Senior Notes are senior obligations of the Company and rank pari passu in right of payment to all existing and future unsecured indebtedness of the Company. These Notes are guaranteed by essentially all of the Company subsidiaries.

     The bank credit facilities and the Senior Notes indentures contain covenants which, taken together, limit investments in inventory, stock repurchases, cash dividends and other restricted payments, incurrence of indebtedness, asset dispositions and creation of liens, and require certain levels of tangible net worth. At September 30, 1997, these covenants limit the additional debt the Company could incur to $178.5 million.

     The Company is required to comply with certain covenants contained in its bank agreements and its Senior Notes indentures. The most restrictive of these requirements allows the Company to pay cash dividends on its common stock in an amount not to exceed, on a cumulative basis, 50% of consolidated net income, as defined, subject to certain other adjustments. Pursuant to the most restrictive of these requirements, the Company had approximately $28.6 million available for the payment of dividends and for the acquisition by the Company of its common stock at September 30, 1997.

     Upon a change of control of the Company, holders of both the 8 3/8% and 10% Senior Notes have the right to require the Company to redeem the Senior Notes at a price of 101% of the par amount, along with accrued and unpaid interest.

     In addition to the stated interest rates, various bank credit facilities require the Company to pay certain fees. The syndicated revolving credit facility also provides $25 million for use as standby letters of credit.

     The Company uses an interest rate swap agreement to help manage a portion of its interest rate exposure. The agreement converts from a variable rate to a fixed rate on a notional amount of $100 million. The agreement expires April 2001. The Company does not expect non-performance by the counterparty, a major U.S. bank, and any losses incurred in the event of non-performance would not be

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

material. Net payments or receipts under the Company's interest rate swap agreement are recorded as adjustments to interest incurred. As a result of this agreement, the Company incurred net interest expense of $0.4 million and $0.7 million during 1996 and 1997, respectively.

     In November and December 1995, the Company issued $86,250,000 principal amount of 6 7/8% Convertible Subordinated notes due November 1, 2002. The Notes are convertible at a rate of 94.73625 shares of Common Stock per $1,000 principal amount of Notes at any time prior to maturity. The Notes are in whole or in part at the option of the Company at any time on or after November 1, 1998, at redemption prices decreasing from 103.438%. The Notes are subordinated to all senior indebtedness of the Company.

     Maturities of notes payable, assuming the revolving lines of credit are not extended, are $13.2 million in 1998, $6.0 million in 1999, $31.2 million in 2000, $200 million in 2002, $86.3 million in 2003, $147.4 million in 2004, and
$148.5 million in 2006. The weighted average interest rates of the unsecured bank debt at September 30, 1996 and 1997 were 7.6% and 7.2%, respectively. As a result of the Merger, the $150 million 10% senior notes may be put to the Company at 101% of par value through June 18, 1998, under the terms of the change of control provisions in the indenture for the notes.

     Mortgage warehousing notes payable enable CH Mortgage Company ("CHMC") to perform its loan origination and warehousing functions. At September 30, 1997, CHMC had a warehouse line of credit of $25,000,000 which is guaranteed by the Company. Borrowings are secured by the mortgage loans held for sale, mature on December 1, 1997, and bear interest at LIBOR plus 1 3/4%.

NOTE C - ACQUISITIONS

     In  fiscal  1995,   1996,   and  1997,   the  Company  made  the  following
acquisitions:

Company Acquired                       Date Acquired             Consideration
----------------
Heftler Realty Co.
(South Florida)                        November 1994             $  51.8 million

Westchester Homes
(Dallas)                               June 1996                 $   9.1 million

Arappco, Inc.
(Greensboro)                           July 1995                 $  12.2 million

Regency Development, Inc.
(Birmingham)                           September 1995            $  12.3 million

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Trimark Communities, L.L.C.
(Denver)                               October 1996              $   8.1 million

SGS Communities, Inc.
(New Jersey)                           December 1996             $  20.7 million

Torrey Group
(Atlanta, Raleigh, Charlotte,
Greenville S.C.)                       February 1997             $ 136.7 million

     Consideration includes cash paid, Company stock issued, and assumption of certain accounts payable and notes payable which were repaid subsequent to the acquisitions.

     Except for the Torrey Group and Heftler Realty Co., the above acquisitions contain provisions for additional consideration to be paid annually for up to four years subsequent to the acquisition date. The additional consideration is based upon subsequent pretax income, adjusted for a preferential return to the Company. Such additional consideration will be recorded when paid as excess cost over net assets acquired, which is amortized using the straight line method over a period ranging from 5 to 25 years. All of the acquired companies are involved in homebuilding and land development. The Company has accounted for these acquisitions under the purchase method and has included the operations of the acquired businesses in its Consolidated Statements of Income since their acquisition.

     The following unaudited pro forma summaries of combined operations were prepared to illustrate the estimated effects of the 1997 acquisitions of Trimark, SGS and Torrey as if such acquisitions had occurred on the first day of the respective periods presented. The pro forma information should be read in conjunction with the historical financial statements and notes thereto. The pro forma financial information is provided for comparative purposes only and is not necessarily indicative of the results which would have been obtained if the acquisitions had been affected throughout the period. The pro forma financial information is based upon the purchase method of accounting.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                      Year ended September 30,
                                                    ---------------------------
                                                        1996            1997
                                                    -----------      ----------
                                                       (In thousands, except
                                                        earnings per share)

  Revenues...................................       $1,369,355       $1,656,530
  Income from continuing operations..........           64,234           66,188
  Extraordinary loss.........................           (6,918)            (322)
  Net income.................................           57,316           65,866
Earnings per common share:
  Income from continuing operations..........             1.39             1.31
  Extraordinary loss.........................             (.15)            (.01)
  Net income.................................             1.24             1.30
Earnings per common share assuming dilution:
   Income from continuing operations.........             1.28             1.18
   Extraordinary loss........................             (.14)            (.01)
   Net income................................  .          1.14             1.17


NOTE D - STOCKHOLDERS' EQUITY

     On April 20, 1995 and April 22, 1996, the Board of Directors declared common stock dividends of 9% and 8%, respectively. On August 15, 1995, the Board of Directors declared a seven-for-five stock split effected in the form of a 40% stock dividend on its common stock. Accordingly, the $.01 par value for the additional shares issued, in respect of the seven-for-five stock split, was transferred from additional paid-in-capital to common stock. Net income per share and weighted average shares outstanding for all periods presented have been restated to reflect the stock dividends and the stock split. Since these stock dividends occurred prior to the merger with Continental, only D.R. Horton stockholders at the time of the transaction participated in the dividends.

 NOTE E - PROVISION FOR INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These differences primarily relate to the capitalization of inventory costs, the accrual of warranty costs, and depreciation. The Company's deferred tax assets and liabilities are not significant.

     The difference between income tax expense and tax computed by applying the federal statutory income tax rate to income before taxes is due primarily to the effect of applicable state income taxes.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     Income tax expense from continuing operations consists of:

                                                   Year ended September 30,
                                              ---------------------------------
                                                1995        1996         1997
                                              --------    --------     --------
                                                       (In thousands)
  Current:
   Federal.................................   $ 21,893    $ 35,134     $ 45,551
   State...................................      4,001       3,845        5,113
                                              --------    --------     --------
                                                25,894      38,979       50,664
  Deferred:
   Federal.................................   $ (1,875)   $ (2,117)    $ (6,195)
   State...................................       (357)       (214)        (648)
                                              --------    --------     --------
                                                (2,232)     (2,331)      (6,843)
                                              --------    --------     --------
                                              $ 23,662    $ 36,648     $ 43,821
                                              ========    ========     ========

NOTE F - EMPLOYEE BENEFIT PLANS

     The Company has 401(k) plans for Company employees. The Company matches portions of employees' voluntary contributions. Additional employer contributions in the form of profit sharing are at the discretion of the Company. Expenses for these Plans were $791,000, $1,023,000 and $1,200,000 for 1995, 1996 and 1997, respectively.

     The Company's Supplemental Executive Retirement Plans (SERP's) are non-qualified deferred compensation programs that provide benefits payable to certain management employees upon retirement, death, or termination of employment with the Company. SERP No. 1 provides for voluntary deferral of compensation which is invested under a trust agreement. All salary deferrals under this Plan have been accrued and the investments are recorded as an other asset. Under SERP No. 2, the Company accrues an unfunded benefit, as well as an interest factor based upon a predetermined formula. The Company recorded $347,000, $313,000 and $543,000 of expense for SERP No. 2 in 1995, 1996 and
1997, respectively.

     Effective January 1, 1994, the Company adopted the D.R. Horton, Inc. Stock Tenure Plan (an Employee Stock Ownership Plan), covering those employees generally not participating in certain other D.R. Horton benefit plans. Contributions are made at the discretion of the Company. Expenses related to Company contributions of common stock to the plan of $106,000, $229,000 and $309,000 were recognized for 1995, 1996 and 1997, respectively.

     In 1996, the Company adopted the D.R. Horton, Inc. Employee Stock Purchase Plan, which allows employees to purchase stock directly from the Company at market value.

     At September 30, 1997, 219,150 shares of common stock have been reserved for future issuance under the stock tenure and stock purchase plans.

     The Company Stock Incentive Plans provide for the granting of stock options to certain key employees of the Company to purchase shares of common stock. Options are granted at exercise prices which approximate the market value of the

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Company's common stock at the date of the grant. Options generally expire 10 years after the dates on which they were granted. Options vest over periods of 3 to 10 years. At September 30, 1997, 264,007 shares were available for future grants under this plan. Activity under the plan is:

                                                1995                   1996                     1997
                                        --------------------   ---------------------   ---------------------
                                                    Weighted               Weighted                Weighted
                                                     Average                Average                 Average
                                                    Exercise               Exercise                Exercise
  Stock Options                          Options     Prices     Options     Prices      Options     Prices
                                        ---------   --------   ---------   ---------   ---------   ---------
  Outstanding at beginning of year...   1,455,392    $ 7.56    2,332,946    $  6.31    2,825,501    $  7.09
  Transitional period................          --        --      126,234         --           --         --
  Granted............................     416,500     10.64      637,750       9.90    1,106,500      10.05
  Exercised..........................    (132,150)     3.75     (277,315)      3.57     (268,904)      4.30
  Cancelled..........................     (19,940)     9.80     (140,022)      8.36     (118,802)      8.54
  Effects of stock dividends.........     613,144      6.87      145,908       6.69           --         --
                                        ---------   --------   ---------   ---------   ---------   ---------
  Outstanding at end of year.........   2,332,946   $  6.31    2,825,501   $   7.09    3,544,295   $   8.16
                                        =========   ========   =========   =========   =========   =========
  Exercisable at end of year.........     830,342   $  4.48      887,079   $   4.99      961,718   $   5.98
                                        =========   ========   =========   =========   =========   =========

     Exercise prices for options outstanding at September 30, 1997, ranged from $1.804 to $10.6875.

The weighted average remaining contractual lives of those options are:


                                      Outstanding                         Exercisable
                           ---------------------------------     ------------------------------
                                        Weighted    Weighted               Weighted    Weighted
                                         Average     Average                Average     Average
                                        Exercise    Maturity               Exercise    Maturity
Exercise Price Range        Options      Prices      (Years)     Options    Prices      (Years)
--------------------       ---------    --------    --------     -------   --------    --------
   Less than $4              132,111     $ 2.41        3.8       132,111    $ 2.41        3.8
     $4 - $8               1,463,954       6.27        6.3       642,827      5.75        5.4
   More than $8            1,948,230       9.96        8.9       186,780      9.29        7.5
                           ---------     ------       ----       -------    ------       ----
      Total                3,544,295     $ 8.16        7.6       961,718    $ 5.98        5.6
                           =========     ======       ====       =======    ======       ====

     The Company has elected to follow Accounting Principles Board Opinion No. 25, in accounting for its employee stock options. The exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, and therefore no compensation expense is recognized. FAS No. 123 requires disclosure of pro forma income and pro forma income per share as if the fair value based method had been applied in measuring compensation expense for option awards granted in fiscal 1996 and 1997. Management believes the fiscal 1996 and 1997 pro forma amounts may not be representative of the effects of option awards on future pro forma net income and pro forma net income per share because options granted before 1996 are not considered in these calculations. Application of the fair value method, as specified by FAS 123, would decrease net income by $118,000 and $398,000 ($.01 per share) in 1996 and 1997, respectively.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

     The weighted average fair value of grants made in 1996 and 1997 was $4.45 and $4.52, respectively.

     The fair values of the options granted were estimated on the date of their grant using the Black-Scholes option pricing model based on the following weighted average assumptions:


                                               1996                    1997
                                         ---------------         ---------------
Risk free interest rate                        6.27%                   6.16%
Expected life (in years)                        6.0                     6.7
Expected volatility                           36.21%                  34.69%
Expected dividend yield                         .00%                    .59%


 NOTE G - COMMITMENTS AND CONTINGENCIES

     The Company is involved in lawsuits and other contingencies in the ordinary course of business. Management believes that, while the ultimate outcome of the contingencies cannot be predicted with certainty, the ultimate liability, if any, will not have a material adverse effect on the Company's financial position.

     In the ordinary course of business, the Company enters into option agreements to purchase land and developed lots. Cash deposits of approximately $8.0 million, standby letters of credit approximating $2.5 million and promissory notes approximating $1.7 million at September 30, 1997, secure the Company's performance under these agreements.

     The Company leases office space under noncancelable operating leases. Minimum annual lease payments under these leases at September 30, 1997, are approximately:

                                 (In thousands)
            1998 . . . . . . . . . . . . . . . . . . . . $    1,949
            1999 . . . . . . . . . . . . . . . . . . . .      1,741
            2000 . . . . . . . . . . . . . . . . . . . .      1,562
            2001 . . . . . . . . . . . . . . . . . . . .        984
            2002 . . . . . . . . . . . . . . . . . . . .        595
            Thereafter . . . . . . . . . . . . . . . . .      1,934
                                                             ------
                                                         $    8,765

     Rent expense approximated $2,222,000,  $2,594,000, and $3,177,000 for 1995,
1996 and 1997, respectively.

     In the normal course of its business activities, the Company provides standby letters of credit and performance bonds, issued by third parties, to secure performance under various contracts. At September 30, 1997, outstanding standby letters of credit were $11.1 million and performance bonds were $126.0 million.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - SUMMARIZED FINANCIAL INFORMATION

     The 8 3/8% and the 10% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by all of the Company's direct and indirect subsidiaries other than certain inconsequential subsidiaries. Each of the guarantors is a wholly-owned subsidiary of the Company. Summarized financial information of the Company and its subsidiaries is presented below. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

As of and for the periods ended: (In thousands)

September 30, 1997

                     D.R. Horton,     Guarantor    Nonguarantor   Intercompany
                         Inc.       Subsidiaries   Subsidiaries   Eliminations      Total
                     ------------   ------------   ------------   ------------   -----------
Total assets.......   $  619,586     $  938,397     $   48,520     $ (358,180)   $1,248,323
Total liabilities..      395,803        751,845         26,252       (357,345)      816,555
Revenues...........      286,568      1,269,391         23,976         (1,513)    1,578,422
Gross profit.......       51,485        221,751          2,861         (1,226)      274,871
Net income.........       34,521         99,629            980        (70,168)       64,962

September 30, 1996

                     D.R. Horton,     Guarantor    Nonguarantor   Intercompany
                         Inc.       Subsidiaries   Subsidiaries   Eliminations      Total
                     ------------   ------------   ------------   ------------   -----------
Total assets.......   $  353,563     $  590,630     $   30,507     $ (133,353)   $  841,347
Total liabilities..      197,255        456,092          8,894       (132,278)      529,963
Revenues...........      269,853        866,400         12,691         (1,210)    1,147,734
Gross profit.......       47,346        158,873            876           (901)      206,194
Net income.........       30,771         70,860          2,930        (58,313)       46,248

September 30, 1995

                     D.R. Horton,     Guarantor    Nonguarantor   Intercompany
                         Inc.       Subsidiaries   Subsidiaries   Eliminations      Total
                     ------------   ------------   ------------   ------------   -----------
Total assets.......   $  277,131     $  488,022     $   50,952     $ (110,485)   $  705,620
Total liabilities..      185,028        376,048         37,348       (109,356)      489,068
Revenues...........      259,165        603,599          7,283           (576)      869,471
Gross profit.......       44,274        108,502            444           (444)      152,776
Net income.........       18,281         48,491            871        (33,283)       34,360

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE I - QUARTERLY RESULTS OF OPERATIONS   (UNAUDITED)

Quarterly results of operations are: (In thousands, except for per share amounts)


                                                                                 1998
                                                                      ----------------------------
                                                                           Three Months Ended
                                                                      ----------------------------
                                                                        March 31      December 31
                                                                      ------------    ------------
Revenues.....................................................           $448,857        $418,656
Gross margin.................................................             80,413          76,119
Income from continuing operations............................             19,492          18,324
Net income...................................................             19,492          18,324
Earnings per common share from continuing operations.........               0.37            0.35
Earnings per common share from continuing operations
  assuming dilution..........................................               0.33            0.31


                                                                          1997
                                              ------------------------------------------------------------
                                                                   Three Months Ended
                                              ------------------------------------------------------------
                                              September 30      June 30         March 31       December 31
                                              ------------    ------------    -------------    -----------
Revenues..............................          $477,362        $435,063         $323,731        $331,299
Gross margin..........................            86,188          72,940           56,871          58,872
Income from continuing operations.....            22,072          15,623           12,184          15,405
Net income............................            21,750          15,623           12,184          15,405
Earnings per common share from
 continuing operations................              0.42            0.30             0.25            0.32
Earnings per common share from
 continuing operations assuming
 dilution.............................              0.37            0.27             0.23            0.29


                                                                        1996 (1)
                                              ------------------------------------------------------------
                                                                   Three Months Ended
                                              ------------------------------------------------------------
                                              September 30      June 30         March 31       December 31
                                              ------------    ------------    -------------    -----------
Revenues..............................          $343,854        $284,227         $252,234        $267,421
Gross margin..........................            63,893          51,151           45,112          46,037
Income from continuing operations.....            18,496          13,594           10,437          10,639
Net income............................            12,437          12,735           10,437          10,639
Earnings per common share from
 continuing operations................              0.38            0.28             0.22            0.25
Earnings per common share from
 continuing operations assuming
 dilution.............................              0.34            0.25             0.21            0.23
----------

(1) Due to different year ends, the quarterly information for 1996 combines Continental and D.R. Horton quarters as they occurred in each Company's respective fiscal year.

                       D.R. HORTON, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE J - SUBSEQUENT EVENTS  (UNAUDITED)

     In February, 1998, the Company closed the acquisition of the outstanding stock of C. Richard Dobson Builders, Inc. (Dobson), and certain of its affiliated companies, for $23.4 million. Dobson's assets (primarily inventories) on that date approximated $64.9 million; its liabilities, including $49.0 million in notes payable paid at closing, approximated $52.5 million. Operating results for Dobson since its acquisition are included in the financial statements as of and for the periods ended March 31, 1998.

     In May, 1998, the Company purchased the principal assets (approximately $5.3 million, primarily inventories) of Mareli Developments and Construction, L.L.C., for $1.1 million in cash and the assumption of $4.7 million in trade accounts and notes payable associated with the acquired assets. There is also a provision for additional consideration to be paid annually for up to four years subsequent to the acquisition date, based upon income before income taxes. Such additional consideration will be recorded when paid as excess cost over net assets acquired, which is amortized using the straight line method over 20 years.

     The final determination of the valuation of Dobson has not been completed. Any subsequent adjustments to the beginning balance sheet valuation amounts estimated herein will be recorded in future periods as adjustments to the excess of cost over net assets acquired and amortized over 20 years.

     These acquired companies are involved in homebuilding and land development. The Company has accounted for these acquisitions under the purchase method and has included the operations of the acquired businesses in its Consolidated Statements of Income since their acquisition.